                                                                    EXHIBIT 4.20


                       LIMITED WAIVER AND EIGHTH AMENDMENT
                                       TO
                           REVOLVING CREDIT AGREEMENT

         This LIMITED WAIVER AND EIGHTH AMENDMENT TO CREDIT AGREEMENT is made and entered into as of April 3, 2000 (this "Amendment"), among (a) ITEQ, INC., a Delaware corporation (the "Borrower"), (b) THE GUARANTORS signatories hereto as guarantors, (c) FLEET NATIONAL BANK (f/k/a BankBoston, N.A.), a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110 (acting in its individual capacity, "Fleet"), and the other lending institutions which are or become parties to the Credit Agreement defined below (together with Fleet, the "Banks"), (d) DEUTSCHE BANK AG, as documentation agent (the "Documentation Agent"), and (e) FLEET NATIONAL BANK, as agent for the Banks (acting in such capacity, the "Agent"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement defined below.

         WHEREAS, the Borrower, the Guarantors, the Banks, the Documentation Agent and the Agent have entered into the Revolving Credit Agreement, dated as of October 28, 1997 (as amended and in effect from time to time, the "Credit Agreement"), pursuant to which the Banks have extended credit to the Borrower on the terms set forth therein;

         WHEREAS, the Borrower has requested that the Banks and the Agent suspend or waive certain covenants and amend other provisions contained in the Credit Agreement and other Loan Documents; and

         WHEREAS, the Banks and the Agent have agreed to honor such requests upon the terms and subject to the conditions contained herein;

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         SECTION 1. TEMPORARY SUSPENSION OF CERTAIN PROVISIONS OF THE CREDIT AGREEMENT.

         (a) Subject to the satisfaction of the conditions precedent set forth in Section 9 and in consideration and reliance upon the agreements of the Borrower and the Guarantors contained herein, the Banks and the Agent hereby agree temporarily to suspend the Borrower's obligation to comply with Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6 and 8.7 and, only with respect to the period ended December 31, 1999, paragraphs (a), (b) and (c) of Section 6.4 (the "Specified Covenants") of the Credit Agreement from February 29, 2000 until 5 p.m., Boston time, on June 29, 2000; provided, that each of the following conditions are satisfied throughout such period:

                  (i) the Borrower will not make or permit any Subsidiary to make, Capital Expenditures or enter into Capitalized Leases and operating leases with rental obligations, in an aggregate amount greater than $1,000,000 for all such Capital Expenditures, Capitalized Leases and rental obligations for the period from January 1, 2000 to June 29, 2000,

                  (ii) the Borrower will not cause or permit the combined monthly EBITDA for any period of two-consecutive months to be less than the combined minimum EBITDA for such two-month period set forth below:

                  -------------------------------------------------
                  TWO - MONTH PERIOD                 MINIMUM EBITDA
                  -------------------------------------------------
                  February and March 2000            $455,000
                  -------------------------------------------------
                  March and April 2000               $438,000
                  -------------------------------------------------
                  April and May 2000                 $746,000
                  -------------------------------------------------


                   (iii) the Borrower shall have provided to the Banks and the Agent, within 20 days following the end of each of the two-month periods set forth above, a certificate signed by the Borrower's chief financial officer certifying as to the Borrower's compliance with each of the conditions for such period as set forth herein, together with the details thereof as reasonably requested by the Agent; and

                  (iv) the Borrower shall deliver to the Banks as soon as available its financial statements for the fiscal period ended December 31, 1999.

         (b) At 5:00 p.m., Boston time, on June 29, 2000, or at such earlier time as any condition set forth in Section 1(a) is not met or any other Event of Default under the Credit Agreement shall occur (other than the Borrower's failure to comply with the Specified Covenants through June 29, 2000), the provisions of Section 1(a) shall expire and be of no further force or effect, and the Banks and the Agent shall thereupon have all of the rights and remedies set forth in the Credit Agreement and the other Loan Documents as if the Borrower's compliance with the Specified Covenants had never been suspended.

         (c) The waiver set forth in Section 1(a) shall apply only to the Specified Covenants. No waiver with respect to any other Default or Event of Default, whether presently existing or hereafter arising, is granted hereby. Any obligation to make Swing Line Loans, to make Revolving Credit Loans or to issue, extend or renew Letters of Credit shall, at all times, be subject to the satisfaction of all of the terms and conditions of the Credit Agreement, including, without limitation, the conditions precedent set forth in the Credit Agreement. The Banks and the Agent shall, at all times, retain all of the rights and remedies in respect of any Default or Event of Default under the Credit Agreement other than, during the limited period described in Section 1(a), with respect to the Specified Covenants.

         SECTION 2.   AMENDMENT TO CREDIT AGREEMENT.

         SECTION 2.1  DEFINITIONS.

         (a) The following new definitions are hereby inserted in Section 1.1 of the Credit Agreement in their appropriate alphabetical order:

         "Agency Account Agreements.  See Section 6.21(b)."

         "Borrowing Base. At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report, which is equal to the aggregate of:

                           (a) 65% of that amount which is (i) the total sum,
                  for each of four weeks ended prior to the date on which the Borrowing Base Report is due, of the amount of the outstanding Accounts Receivable of the Borrower and the Guarantors not more than 60 days overdue as of the last Business Day of each such week, minus, for such week, reserves and write-offs therefor taken by the Borrower and the Guarantors in accordance with their past practices and generally accepted accounting principles consistently applied by the Borrower and the Guarantors divided by (ii) four; and

                           (b)      $46,000,000."

         "Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer of the Borrower and in a form and containing details satisfactory to the Agent."

         "Cash Flow Statements. On a consolidated basis for the Borrower and its Subsidiaries, a rolling 13-week cash flow forecast in a form satisfactory to the Agent prepared by the Borrower showing comparisons of actual to forecast performance for prior weekly periods."

         "Eighth Amendment. The Limited Waiver and Eighth Amendment to Revolving Credit Agreement dated as of April 3, 2000, among the Borrower, the Guarantors, the Banks, the Documentation Agent and the Agent."

         "Eighth Amendment Effective Date. The date on which the conditions set forth in Section 9 of the Eighth Amendment are satisfied."

         "Excess Line Fee.  See Section 4.1(d)."

         "Fleet. Fleet National Bank, a national banking association, in its individual capacity."

         "Fleet Concentration Account.  See Section 6.21(b)."

         "Interim Concentration Account. See Section 6.21(b)."

         "Letter of Credit Commitment. $2,110,000, as such amount may be reduced from time to time."

         "Local Accounts.  See Section 6.21(b)."

         "Revolver Commitment. $54,450,327, as such amount may be reduced from time to time."

         (b) The definition of Agent's Head Office is hereby amended by deleting the word "Head" and replacing it with the word "Boston."

         (c) The definition of Applicable Commitment Rate is hereby amended and restated in its entirety as follows: "Applicable Commitment Rate. The applicable rate with respect to the Commitment Fee is 0.5%."

         (d) The definition of Base Rate is hereby deleted in its entirety and replaced with the following:

         "Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by Fleet as its "prime rate", such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer or (b) one-half of one percent (1/2%) above the overnight federal funds effective rate, as published by the Board of the Federal Reserve System, as in effect from time to time. Changes in the Base Rate resulting from any changes in Fleet's "prime rate" shall take place immediately without notice or demand of any kind on the effective day of such change."

         (e)      The definition of BKB is hereby deleted.

         (f) The definition Guarantors is hereby amended by adding the following phrase to the end thereof ", and the "New Guarantors" (as such term is defined in the Eighth Amendment").

         (g) The definition of Issuing Bank is hereby amended and restated in its entirety to read as follows:

         "Issuing Bank.  Fleet."

         (h) The definition of Mortgages is hereby amended and restated in its entirety to read as follows:

         "Mortgages. The several mortgages and deeds of trust, or other instruments, whether dated or to be dated on, prior to or after the Closing Date, from the Borrower and its Subsidiaries to the Agent with respect to the fee interests of the

Borrower and its Subsidiaries in the Real Property and in form and substance satisfactory to the Banks and the Agent."

         SECTION 2.2. AMENDMENT TO SECTION 2.1 OF THE CREDIT AGREEMENT. Section
2.1 of the Credit Agreement is hereby amended as follow.

         (a) The Total Commitment is permanently reduced to $57,670,000.

         (b) Starting from the words "provided that" in line 7 to the end of the first sentence is amended and restated as follow:

         "provided that (i) the outstanding aggregate amount of Swing Line Loans, Revolving Credit Loans, unpaid Reimbursement Obligations, and the Maximum Drawing Amount shall not exceed $57,670,000 at any time, as such amount may be reduced from time to time (the "Total Commitment"), and (ii) the outstanding Swing Line Loans and Revolving Credit Loans shall not exceed the lesser of (i) the Revolver Commitment and (ii) the Borrowing Base at any time."

         SECTION 2.3. AMENDMENT TO SECTION 2.2 OF THE CREDIT AGREEMENT. Section 2.2(c) is hereby inserted in appropriate section order as follow:

         "(c) Any reduction or termination in the Revolver Commitment or the Letter of Credit Commitment shall be permanent and may not be reinstated."

         SECTION 2.4. AMENDMENT TO SECTIONS 2.4 AND 2.5 OF THE CREDIT AGREEMENT. The Borrower shall no longer be permitted the option for Revolving Credit Loans to bear interest by reference to the Eurodollar Rate after February 29, 2000.
Section 2.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

                  "SECTION 2.4. INTEREST ON LOANS. The outstanding principal amount of the Revolving Credit Loans (including Swing Line Loans) shall bear interest at the rate per annum equal to the Base Rate plus the Applicable Base Rate Margin on Base Rate Loans. Interest shall be payable monthly in arrears on the first Business Day of each calendar month and on the Maturity Date for all Loans."

         SECTION 2.5. AMENDMENT TO SECTION 2.10 OF THE CREDIT AGREEMENT. Section
2.10 of the Credit Agreement is hereby amended by inserting the item "(a)" after the phrase "If any time" and inserting the following at the end of the section, but before the period:

         ", and (b) the sum of the Swing Line Loans and the Revolving Credit Loans shall exceed the lesser of the Revolver Commitment and the Borrowing Base, the amount of such excess will be immediately paid to the Agent for application to the Obligations until such excess has been reduced to zero."

         SECTION 2.6. AMENDMENT TO SECTION 3.1(a) OF THE CREDIT AGREEMENT.
Section 3.1(a) of the Credit Agreement starting from the words "provided, however" in line 9 of the paragraph to the end of the first sentence of such paragraph is amended and restated as follow:

         "provided, however, that after giving effect to such request, the Maximum Drawing Amount plus all unpaid Reimbursement Obligations shall not exceed the Letter of Credit Commitment."

         SECTION 2.7. AMENDMENT TO SECTION 4.1 OF THE CREDIT AGREEMENT. Section 4.1(a) of the Credit Agreement is hereby amended and restated in its entirety and a new Section 4.1(d) is hereby inserted in appropriate section order as follow:

         "(a) COMMITMENT FEE. The Borrower agrees to pay to the Agent, for the respective account of each Bank, a fee (the "Commitment Fee") calculated at the Applicable Commitment Fee Rate on the daily unused portion of the Revolver Commitment and the Letter of Credit Commitment. The Commitment Fee shall be payable in arrears on the last day of each calendar month, with a final payment on the Maturity Date."

         "(d) EXCESS LINE FEE. The Borrower agrees to pay to the Agent, for the ratable accounts of the Banks, an excess line fee in arrears, on the last day of each calendar month, on the average daily amount by which the Revolver Commitment exceeds $51,780,327 (the "Excess Line Fee"). The Excess Line Fee shall be calculated on such average daily amount at the monthly rate of one percent (1%)."

         SECTION 2.8. AMENDMENT TO SECTION 6 OF THE CREDIT AGREEMENT. Section 6 of the Credit Agreement is hereby amended, restated, modified or added as follows

         (a) Section 6.4 of the Credit Agreement is hereby amended by deleting the word "and" at the end of Section 6.4(f), replacing the period at the end of
Section 6.4(g) with a semi-colon, and inserting the following subsections in appropriate section order therein:

                  "(h) on second Business Day of each calendar week a Cash Flow Statement in a form and containing details satisfactory to the Agent, together with, in the case of the second Cash Flow Statement during any calendar month, evidence satisfactory to the Agent that the Cash Flow Statement has been reviewed by Arthur Andersen & Co. for accuracy, completeness, appropriateness of the methodology and controls and reasonableness of assumptions; and

                  (i) on the second Business Day of each calendar week a Borrowing Base Report as of the last day of the immediately preceding calendar week."

         (b) The following new subsections are inserted in Section 6 of the Credit Agreement in appropriate section order: -

         "SECTION 6.20. MANDATORY COMMITMENT REDUCTION. The Borrower hereby agrees that the Total Commitment and the Revolver Commitment shall both be reduced by an amount equal to (a) 100% of the Net Cash Proceeds of asset sales and casualty insurance proceeds received by the Borrower or any Subsidiary other than, so long as no Event of Default has occurred, sales of obsolete equipment from and after March 27, 2000 and not exceeding $50,000 in the aggregate, (b) 100% of the

Net Cash Proceeds of any new debt offerings by the Borrower or any Subsidiary, exclusive or any purchase money debt, and (c) 50% of the Net Cash Proceeds of any equity offerings by the Borrower or any Subsidiary. For purposes of this section, Net Cash Proceeds shall have the same meaning assigned to such term in the Limited Waiver dated as of January 24, 2000 entered into by the Borrower and the Banks."

         "SECTION 6.21. CASH MANAGEMENT SYSTEM. (a) The Borrower or any Guarantor (other than the International Guarantors) may maintain one or more disbursement accounts (the "Specified Accounts") for which the Agent does not have lock box or agency account arrangement and if, such accounts are maintained with the Agent or any Bank, the Agent or such Bank will have waived any right of setoff to reduce the Obligations with the sum maintained in the Specified Accounts. The Borrower and the Guarantors (other than the International Guarantors) may at all times maintain in the Specified Accounts up to the total sum of $1,500,000 to be used for general working capital purposes. The Borrower hereby agrees to provide the account information in respect of the Specified Accounts (other than the Specified Accounts maintained with the Agent or any Bank) to the Agent, in form and substance satisfactory to the Agent, including, without limitation, weekly account balances of the Specified Accounts.

         (b) Except for the Specified Accounts, the Borrower and the Guarantors (other than the International Guarantors) shall establish with the Agent a cash management system satisfactory to the Agent by no later than April 17, 2000. The Borrower and the Guarantors shall (i) establish a depository account (the "Fleet Concentration Account") under the control of the Agent for the benefit of the Banks and the Agent, in the name of the Borrower, (ii) instruct all account debtors and other obligors, pursuant to notices of assignment and instruction letters in form and substance satisfactory to the Agent, to remit all cash proceeds of Accounts Receivable to local depository accounts ("Local Accounts") or concentration depository accounts ("Interim Concentration Accounts") with financial institutions which have entered into agency account agreements and, if applicable, lock box agreements (collectively, "Agency Account Agreements") in form and substance satisfactory to the Agent, or the Fleet Concentration Account, (iii) direct all depository institutions with Local Accounts to cause all funds held in each such Local Account to be transferred no less frequently than once each day to, and only to, an Interim Concentration Account or the Fleet Concentration Account, (iv) direct all depository institutions with Interim Concentration Accounts to cause all funds of the Borrower and its Guarantors held in such Interim Concentration Accounts to be transferred daily to, and only to, the Fleet Concentration Account, and (v) at all times ensure that immediately upon the Borrower's or any of its Guarantors' receipt of any funds constituting or cash proceeds of any Collateral, all such amounts shall have been deposited in a Local Account, an Interim Concentration Account or the Fleet Concentration Account. Good funds credited to the Fleet Concentration Account will be applied as follows, unless (i) an Event of Default specified in
Section 12(g) or (h) has occurred or (ii) any other Event of Default has occurred and the Agent is enforcing its rights with respect thereto, in which case all such funds shall be applied in accordance with Section 12.4 of the Credit Agreement:

                           (A) first, to interest and the amounts (exclusive of
                  principal amount) due and owing on the Swing Line Loans and the Revolving Credit Loans,

                           (B) second, so long as no Default or Event of Default
                  has occurred and is continuing and to the extent that the aggregate credit balance in the Specified Accounts does not exceed $1,500,000, to the Specified Accounts as from time to time instructed by the Borrower,

                           (C) third, to principal on the Swing Line Loans,

                           (D) fourth, to principal on the Revolving Credit
                  Loans,

                           (E) fifth, to cash collateralize the Reimbursement
                  Obligations in an amount equal to 110% of the Maximum Drawing Amounts of all Letters of Credit outstanding, and

                           (F) sixth, to all other Obligations.

         SECTION 2.9. AMENDMENT TO SECTION 7.1 OF THE CREDIT AGREEMENT. Section
7.1 of the Credit Agreement is hereby amended by deleting the word "and" at the end of subsection (h) and inserting the word "; and" at the end of subsection
(i) in lieu of the period and inserting the following new subsection in appropriate section order therein"

         "(j) Indebtedness incurred for working capital purposes by the International Subsidiaries that are not International Guarantors."

         SECTION 2.10. AMENDMENT TO SECTION 7.2 OF THE CREDIT AGREEMENT. Section
7.2 of the Credit Agreement is hereby amended by deleting the word "and" at the end of subsection (i) and inserting the word "; and" at the end of subsection
(j) in lieu of the period and inserting the following new subsection in appropriate section order therein:

         "(k) Liens incurred by International Subsidiaries that are not International Guarantors securing Indebtedness incurred by such International Subsidiary and permitted by Section 7.1(j)."

         SECTION 2.11. AMENDMENT TO SECTION 12 OF THE CREDIT AGREEMENT. Section 12 of the Credit Agreement is hereby amended by inserting after Section 12.3 the following new Section 12.4:

                  "12.4. DISTRIBUTION OF COLLATERAL PROCEEDS. In the event that following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

                                    (a) First, to the payment of, or (as the
                           case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent or for any amount owing to the Agent or Fleet as cash management bank, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

                                    (b) Second, to all other Obligations in such
                           order or preference as the Majority Banks may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Agent's fee and all other Obligations and (B) with respect to each type of Obligation owing to the Banks, such as interest, principal, fees and expenses, among the Banks pro rata, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

                                    (c) Third, upon payment and satisfaction in
                           full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

                                    (d) Fourth, the excess, if any, shall be
                           returned to the Borrower or to such other Persons as are entitled thereto."

         SECTION 2.12. AMENDMENT TO SECTION 15.2 OF THE CREDIT AGREEMENT.
Section 15.2 of the Credit Agreement is hereby amended by inserting after the end of item (i) the following proviso as item (ii) and sequentially renumbering the subsequent items accordingly:

         "(ii) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from lock box, bank agency or concentration accounts or in connection with the provisional honoring of checks or other items,".

         SECTION 3. ADDITIONAL SECURITY. (a) In addition to the Obligations being guaranteed by the current Guarantors, the Obligations shall be further guaranteed pursuant to documents in a form satisfactory to the Agent by Air-Cure (Canada) Technologies, Ltd. and G.L.M. Tanks & Equipment Ltd. (the "New Guarantors").

         (b) The Obligations and the guaranteed obligations of the Guarantors (such term hereinafter includes the New Guarantors) shall, to the extent not already accomplished, be secured by a first perfected security interest in all existing and after-acquired tangible and intangible personal property of the Borrowers and the Guarantors and first perfected mortgages and deeds of trust in all existing and after-acquired fee real property of the Borrower and the Guarantors, all pursuant to documents in a form satisfactory to the Agent.

         (c) The Collateral security shall include (i) mortgages and deeds of trust over all fee real estate interests of the Borrower and the Guarantors,
(ii) all intellectual property of the Borrower and the Guarantors, and (iii) a pledge of 100% of the capital stock of all U.S. Subsidiaries or to the extent a pledge by the Borrower or any Guarantor of the capital stock of its International Subsidiary would result in income recognition by the Borrower or the Guarantor for U.S. income tax purposes, then 65% of the stock of such International Subsidiary.

         SECTION 4. INVESTMENT BANKER. The Borrower hereby agrees to (a) promptly and in any event by no later than April 30, 2000, identify and engage an investment banking firm of recognized standing and reasonably satisfactory to the Majority Banks to explore the strategic business alternatives available to the Borrower, and (b) on or prior to June 15, 2000, arrange for such investment banking firm to make a presentation to the Banks and the Agent as to such firm's recommendations in respect of the strategic business alternatives available to the Borrower and plans to work with the Borrower to timely implement such recommendations.

         SECTION 5. COMMERCIAL FINANCE EXAMINATION. The Borrower and the Guarantors agree to permit the Agent to conduct a commercial finance examination, on the premises of the Borrower or any Guarantor and at other locations where assets of the Borrower or any Guarantor are located, with respect to the inventory and accounts receivable components of the Collateral and the Borrowing Base, and with respect to other aspects of the assets, liabilities and financial condition of the Borrower or the Guarantor as the Agent may so elect. The Agent shall be permitted to use either internal or third party examiners. The Borrower and the Guarantors acknowledge, agree and confirm that (a) any reports or analyses generated by any examiner are not property of the Borrower or any Guarantor, (b) none of the Borrower and the Guarantors shall assert any claim to any such report or analyses and (c) pursuant to Section 15.1 of the Credit Agreement, the fees and expenses of such examiner are for the account of the Borrower. So long as no Event of Default has occurred and is continuing, the Agent agrees that the fees of the examiner shall not exceed the total sum of $9,250 plus reasonable expenses.

         SECTION 6. LIQUIDATION ANALYSIS. The Borrower and the Guarantors hereby agree to (a) permit PricewaterhouseCoopers LLP ("PWC"), on behalf of counsel to the Agent, to formulate a liquidation analysis of the Borrower and the Guarantors and (b) cooperate with PWC in such liquidation analysis. The Borrower and the Guarantors acknowledge, agree and confirm that (a) any reports or analyses generated by PWC are not property of the Borrower or any Guarantor, (b) none of the Borrower and the Guarantors shall assert any claim to any such report or analyses and (c) pursuant to Section 15.1 of the Credit Agreement, the fees and expenses of PWC are for the account of the Borrower. So long as no Event of Default has occurred and is continuing, the Agent agrees that the fees of PWC for the liquidation analysis shall not exceed the total sum of $130,000 plus reasonable expenses.

         SECTION 7. BANKS' CONSIDERATION. The Banks shall entertain and consider the requests by the Borrower (a) to permit the Borrower to sell the secured promissory note made payable to the Borrower in respect of the Graver Sale (as defined in Section 3(a) of the Limited Waiver dated as of January 24, 2000 (the "Waiver")) to a buyer reasonably acceptable to the Agent, with the proceeds of such sale to be applied to reduce the Revolver Commitment, and (b) for the Agent to issue an Escrow Letter of Credit (as defined in Section 3(a) of the Waiver), outside of the Letter of Credit Commitment, with the Revolver Commitment to be reduced by the Maximum Drawing Amount of such Escrow Letter of Credit.

         SECTION 8. CLOSING FEE. The Borrower hereby agrees to pay to the Agent, for the account of the Banks, a closing fee equal to $50,000 in the aggregate (the "Closing Fee"). The Closing Fee shall be shared pro rata by the Banks in accordance with their Commitments. The Closing Fee shall be nonrefundable and fully earned as of the date hereof.

         SECTION 9. CONDITIONS TO EFFECTIVENESS. This Amendment shall not become effective unless on or prior to 5:00 p.m., Boston time, April 3, 2000,

         (a) the Agent and the Banks shall have received and be satisfied with the Borrower's pro forma consolidated and consolidating cash flow statements for the period to June 30, 2000,

         (b) this Amendment shall have been executed and delivered by the Borrower, the Guarantors, the Majority Banks and the Agent and, in case of the each of the New Guarantors, a guaranty satisfactory to the Agent shall have been executed and delivered,

         (c) the Borrower shall have paid the Closing Fee to the Agent for the account of each of the Banks,

         (d) the Agent shall have received evidence satisfactory to it as to the perfection and priority of all additional security interests, mortgages and deeds of trust and other instruments described in Section 3 above,

         (e) the Agent shall have received evidence satisfactory to it of appropriate corporate or other entity actions approving the terms and conditions set forth herein, and

         (d) the Borrower shall have reimbursed the Agent for, or paid directly, all fees, costs, and expenses incurred by the Agent's counsel and PWC and for which invoices have been delivered.

         SECTION 10. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Banks and the Agent as follows:

         SECTION 10.1. REPRESENTATIONS AND WARRANTIES IN CREDIT AGREEMENT. Each of the representations and warranties of the Borrower contained in the Credit Agreement as modified hereby or in any document or instrument delivered pursuant to or in connection with the Credit Agreement as modified hereby are true as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse, or to the extent that such representations and warranties relate solely and expressly to an earlier date) and, taking into account this Amendment, no Default or Event of Default has occurred and is continuing.

         SECTION 10.2. AUTHORITY, NO CONFLICTS, ETC. The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within the corporate authority of the Borrower and the Guarantors, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or Guarantors so as to materially adversely affect the assets, business or any activity of the Borrower or Guarantors, and (iv) do not conflict with any provision of the corporate charter or bylaws of the Borrower or Guarantors or any agreement or other instrument binding upon them. The execution, delivery and performance of this Amendment will result in valid and legally binding obligations of the Borrower and Guarantors enforceable against each in accordance with the respective terms and provisions hereof.

         SECTION 10.3. CERTAIN SUBSIDIARIES. The Borrower represents, warrants and covenants that its Subsidiaries ITEQ Tank Management, LLC, ITEQ Tank, LLC and ITEQ Tank Construction, LLC have no assets and are not conducting any business and will not acquire any assets or conduct any business.

         SECTION 11. RATIFICATION, ETC. This Amendment is limited to the waiver and amendments to the Credit Agreement set forth herein and upon the terms and subject to the conditions contained herein. Except as expressly stated herein, the

Waiver, the Credit Agreement, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment is a Loan Document.

         SECTION 12. RELEASE. In order to induce the Agent and the Banks to enter into this Amendment, each of the Borrower and the Guarantors acknowledges and agrees that: (i) neither the Borrower nor any Guarantor has any claim or cause of action against the Agent or any Bank (or any of its respective directors, officers, employees or agents); (ii) neither the Borrower nor any Guarantor has any offset right, counterclaim or defense of any kind against any of their respective obligations, indebtedness or liabilities to the Agent or any Bank; and (iii) each of the Agent and the Banks has heretofore properly performed and satisfied in a timely manner all of its obligations to the Borrower and each Guarantor. The Borrower and the Guarantors wish to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Agent's and the Banks' rights, interests, contracts, collateral security or remedies. Therefore, each of the Borrower and the Guarantors unconditionally releases, waives and forever discharges (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Agent or any Bank to either the Borrower and any Guarantor, except the obligations to be performed by the Agent or any Bank on or after the date hereof as expressly stated in this Amendment, the Credit Agreement and the other Loan Documents, and (B) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which the Borrower or any Guarantor might otherwise have against the Agent, any Bank or any of its directors, officers, employees or agents, in either case (A) or (B), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

         SECTION 13. COUNTERPARTS. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument.

         SECTION 14. GOVERNING LAW. THIS AMENDMENT SHALL BE A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF SAID JURISDICTION, WITHOUT REFERENCE TO CONFLICTS OF LAW, AND IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as an instrument under seal to be effective as of the date first above written.

THE BORROWER:

ITEQ, INC.


By:  /s/  WILLIAM P. REID
     -------------------------------
     Name:  William P. Reid
     Title: President & CEO

THE GUARANTORS:

ITEQ MANAGEMENT COMPANY
 EXELL, INC. (a Delaware corporation which is successor by merger to EXELL, INC., a Texas corporation)
 ITEQ TANK SERVICES, INC. (successor by
   merger to HMT TANK SERVICE, INC.)
 RELIABLE STEEL, INC.
 AIR-CURE DYNAMICS, INC.
 AMEREX INDUSTRIES, INC.
 OHMSTEDE, INC.
 INTEREL ENVIRONMENTAL
   TECHNOLOGIES, INC.
 ALLIED INDUSTRIES, INC.
 ITEQ CONSTRUCTION SERVICES, INC.
   (f/k/a HMT CONSTRUCTION SERVICES,
   INC.)
 ITEQ INTELLECTUAL PROPERTIES, INC.
   (f/k/a AIX INTELLECTUAL PROPERTIES,
   INC.)
 ITEQ INVESTMENTS, INC. (f/k/a
   ASTROTECH INVESTMENTS, INC.)
 TEXOMA TANK COMPANY, INC.
 ITEQ STORAGE SYSTEMS, INC. (f/k/a
   BROWN-MINNEAPOLIS TANK &
   FABRICATING CO., successor by merger to
   HMT, INC., HMT SENTRY SYSTEMS, INC.
   and TRUSCO TANK, INC.)
 G.L.M. ACQUISITION, L.L.C.
 AIR-CURE (CANADA) TECHNOLOGIES, LTD.
 G.L.M. TANKS & EQUIPMENT LTD.



By:  /s/  WILLIAM P. REID
     ---------------------------------
     Name:  William P. Reid
     Title: President & CEO

THE LENDERS:

FLEET NATIONAL BANK
(f/k/a BankBoston, N.A.),
   individually and as Agent


By:  /s/  VIRGINIA W. DENNETT
     ------------------------------------------
     Name:   Virginia W. Dennett
     Title:  Director



DEUTSCHE BANK AG,
   individually and as Documentation Agent


By:
     ------------------------------------------
     Name:
     Title:


By:
     ------------------------------------------
     Name:
     Title:



BANK OF SCOTLAND


By:  /s/  ANNIE GLYNN
     ------------------------------------------
     Name:   Annie Glynn
     Title:  Senior Vice President



BANK ONE, TEXAS, N.A.


By:  /s/  BRADLEY C. PETERS
     ------------------------------------------
     Name:   Bradley C. Peters
     Title:  Vice President

PARIBAS (f/k/a Banque Paribas)


By:  /s/  LARRY ROBINSON
     ------------------------------------------
     Name:   Larry Robinson
     Title:  Vice President


By:  /s/  ROSINE K. MATTHEWS
     ------------------------------------------
     Name:   Rosine K. Matthews
     Title:  Vice President



COMERICA BANK


By:  /s/  T. BANCROFT MATTEI
     ------------------------------------------
     Name:   T. Bancroft Mattei
     Title:  Account Officer



THE FUJI BANK, LIMITED


By:  /s/  RAYMOND VENTURA
     ------------------------------------------
     Name:   Raymond Ventura
     Title:  Vice President & Manager



HIBERNIA NATIONAL BANK


By:  /s/  CHRISTOPHER PITRE
     ------------------------------------------
     Name:   Christopher Pitre
     Title:  Vice President



BANK OF AMERICA, N.A. (f/k/a NationsBank, N.A.)


By:  /s/  WILLIAM E. LIVINGSTONE, IV
     ------------------------------------------
     Name:   William E. Livingstone, IV
     Title:  Managing Director

UNION BANK OF CALIFORNIA, N.A.


By:
     ------------------------------------------
     Name:
     Title:



CHASE BANK TEXAS, NATIONAL ASSOCIATION
 (f/k/a Texas Commerce Bank, N.A.)


By:  /s/  BRUCE A. SHILCUTT
     ------------------------------------------
     Name:   Bruce A. Shilcutt
     Title:  Vice President